As filed with the U.S. Securities and Exchange Commission on September 18, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMARTKEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	82-1083654
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Germay Drive, Unit 4 #1029

Wilmington, DE 19804

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barbra C. Keck

Chief Financial Officer

3 Germay Drive, Unit 4 #1029

Wilmington, DE 19804

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis Lombardo, Esq.

Meister Seelig & Schuster PLLC

125 Park Avenue, 7th Floor

New York, New York 10017

Tel: (212) 655-3500

Fax: (212) 655-3535

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated September 18, 2026

SmartKem, Inc.

Up to 30,000,000 Shares of Common Stock

This prospectus relates to the resale of up to an aggregate of 30,000,000 shares of our common stock that we may issue and sell to Keystone Capital Partners, LLC (“Keystone”) from time to time, in our sole discretion, under a common stock purchase agreement that we entered into with Keystone on March 30, 2026 (the “Purchase Agreement”). This prospectus covers the resale of these shares by Keystone to the public. See “Keystone Capital Partners Committed Equity Financing” beginning on page 9 for a description of the Purchase Agreement and additional information regarding Keystone. Keystone is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). The shares of our Common Stock registered hereunder are in addition to the 2,935,534 shares of our common stock that were registered pursuant to our Registration Statement on Form S-1 (File No. 333-295154) declared effective by the Securities and Exchange Commission on April 24, 2026 (the “Prior Registration Statement”).

The purchase price for the shares will be based on formulas set forth in the Purchase Agreement depending upon the type of purchase notice that we submit to Keystone from time to time. We will pay the expenses incurred in connection with the issuance of the shares of our common stock. See “Plan of Distribution.”

The total purchase commitment under the Purchase Agreement is up to $500 million, at our option and subject to certain limitations, and we have obtained Stockholder Approval (as defined in the Purchase Agreement) to issue greater than 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement in connection therewith, which number of shares shall be reduced, on a share-for-share basis, by the number of shares of common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under applicable rules of the Trading Market (as defined under the Purchase Agreement), (unless stockholder approval is obtained or applicable sales qualify as "at market" under applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”)). The Stockholder Approval was obtained on June 23, 2026, and as a result, the total purchase commitment under the Purchase Agreement is up to $500 million. As such, we are registering for resale in the registration statement of which this prospectus is a part (this “Registration Statement”) additional shares of our common stock that we may issue and sell to Keystone from time to time, in our sole discretion, under the Purchase Agreement.

Our common stock is presently listed on The Nasdaq Capital Market under the symbol “SMTK.” On September 16, 2026, the last reported sale price of our common stock was $2.35 per share.

Unless otherwise indicated, all share and per share amounts in this prospectus give effect to the Company's 1-for-50 reverse stock split effected on August 20, 2026.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 7 for more information on these risks. Additional risks will be described in the related prospectus supplements under the heading “Risk Factors.” You should review that section of the related prospectus supplements for a discussion of matters that investors in our securities should consider.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is September  , 2026.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context indicates otherwise, references in this prospectus to “SmartKem,” “the Company,” “we,” “us,” “our” and similar references refer to SmartKem, Inc.

Recent Developments

Reverse Stock Split

On August 20, 2026, we effected a 1-for-50 reverse stock split of our issued and outstanding Common Stock (the “Reverse Split”). Our common stock began trading on a split-adjusted basis on Nasdaq on August 21, 2026 under the symbol “SMTK.” As a result of the Reverse Split, every 50 shares of our issued and outstanding Common Stock were automatically combined into one share of Common Stock. Stockholders who would otherwise have been entitled to receive a fractional share were automatically entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. Proportionate adjustments were made to the number of shares of Common Stock underlying our outstanding equity awards, warrants and other convertible securities, including the Series A Preferred Stock and related warrants, as well as the applicable exercise and conversion prices. The Reverse Split did not change the par value of our common stock.

Shares Outstanding

Since June 30, 2026, we have issue 326,680 shares of our Common Stock pursuant to the Equity Line of Credit Purchase Agreement, 155,408 shares of our Common Stock pursuant to the conversions of Series A Preferred Stock, and 40,059 shares as result of rounding up fractional shares in the reverse stock split.

Business Combination Agreement

On August 3, 2026, we entered into a Business Combination Agreement with Ferrox Critical Minerals, Ltd. (“Ferrox”) and SMTK Merger Sub Inc., our wholly owned subsidiary, pursuant to which we agreed to acquire Ferrox in an all-stock transaction with an aggregate purchase price of approximately $125 million. The proposed transaction is subject to customary closing conditions, including approval by our stockholders and Ferrox’s shareholders, the effectiveness of a registration statement on Form S-4, Nasdaq approval of the shares to be issued in the transaction and other customary conditions. The Business Combination Agreement may be terminated under specified circumstances, including if the transaction has not been completed by March 31, 2027. No assurance can be given that the transaction will be completed on the proposed terms or at all.

Bridge Financing to Ferrox Critical Minerals

On June 22, 2026, we funded a bridge loan to Ferrox in the principal amount of $2.5 million pursuant to a convertible promissory note, and on July 27, 2026, we funded an additional bridge loan to Ferrox in the principal amount of $4.9 million pursuant to an additional convertible promissory note. In each case, the note bears interest at 5.0% per annum, matures on December 31, 2026 and provides us with the right to convert the outstanding indebtedness into ordinary shares of Ferrox at a valuation-based conversion price, subject to customary adjustments. The note contains customary covenants and grants us certain rights with respect to specified transactions involving Ferrox, including rights of first refusal and exclusivity through December 31, 2026. This note is in addition to the convertible promissory notes issued by Ferrox to us on March 13, 2026, in the principal amount of $1.5 million, and on April 23, 2026, in the principal amount of $2.3 million. To date, an aggregate of $2.6 million has been repaid under the convertible promissory notes described above.

Liquidation of U.K. Subsidiary

On June 12, 2026, the Company announced that the directors of SmartKem, Ltd., a corporation organized under English law and the Company’s wholly owned subsidiary, had instructed an administrator to assist in the process of placing SmartKem, Ltd. into creditors Voluntary Liquidation, which will not impact the Company’s current operations.

The Company has not made any filing under any bankruptcy code or statutory reorganization scheme either in the United States or in the United Kingdom and is continuing to operate the business of the Company.

Series A Preferred Stock Offering

On March 30, 2026, we entered into a Securities Purchase Agreement (the "Preferred Stock Purchase Agreement") with the selling stockholders, including certain March Noteholders (as defined below) pursuant to which we agreed to issue and sell to the selling stockholders in a private placement (the “Private Placement”), at an initial closing, (i) 11,411.5 shares of our newly designated Series A Preferred Stock, with a stated value of $1,000 per share, convertible into shares of Common Stock, at an initial conversion price of $29.06 per share, subject to adjustment as set forth in the Certificate of Designations (as defined below), and (ii) the Warrants to purchase up to 490,861 shares of Common Stock at an exercise price of $29.06. The purchase price under the Preferred Stock Purchase Agreement was satisfied in cash or by exchange of Notes (defined below).

The initial closing took place on March 31, 2026. The gross proceeds were $9,129,200, prior to the deduction of any fees and expenses. The gross proceeds include the exchange of Notes (as defined below) with an aggregate outstanding principal amount of $3,750,000 which were valued at a premium of 120% or an aggregate of $4,500,000 in accordance with the terms of the Notes.

An additional closing occurred on June 22, 2026, at which we sold to certain selling stockholders an additional 5,000 shares of Series A Preferred Stock and additional warrants to purchase up to 215,075 shares of Common Stock, for gross proceeds of approximately $4,000,000. The purchase price for the securities sold at such additional closing under the Preferred Stock Purchase Agreement was satisfied in cash.

We obtained stockholder approval on June 23, 2026 to issue, upon conversion of the Series A Preferred Stock sold pursuant to the Preferred Stock Purchase Agreement, greater than 19.99% of our outstanding shares of common stock as of the date of the Preferred Stock Purchase Agreement.

The Preferred Stock Purchase Agreement contains customary representations and warranties of us and the selling stockholders customary for similar transactions. Pursuant to the Preferred Stock Purchase Agreement, the selling stockholders have the right, subject to the satisfaction of certain conditions, to require us to participate in one or more additional closings (each, an “Additional Closing”) for the purchase of up to an aggregate of 10,000 additional shares of Series A Preferred Stock and Warrants within 12 months of the initial closing date.

On July 16, 2026, we entered into Amendment No. 1 to the Preferred Stock Purchase Agreement (the “Amendment”), pursuant to which the Preferred Stock Purchase Agreement was amended to (i) allow a new party to join the Preferred Stock Purchase Agreement as a Buyer; and (ii) amend the Schedule of Buyers attached thereto, to reallocate among the Buyers the number of shares of Series A Preferred Stock and Warrants available for the Buyers to purchase at Additional Closings. The Amendment did not result in an increase or decrease to the aggregate number of additional shares of Series A Preferred Stock and Warrants that the Buyers may collectively purchase at Additional Closings.

We completed Additional Closings on July 16, 2026 and July 24, 2026, pursuant to such rights. At the July 16, 2026 Additional Closing, we sold to certain selling stockholders an additional 1,250 shares of Series A Preferred Stock and additional Warrants to purchase up to 53,769  shares of Common Stock for aggregate proceeds of approximately $1.0 million. The purchase price for the securities sold at such Additional Closings under the Preferred Stock Purchase Agreement was satisfied in cash. At the July 24, 2026 Additional Closing, we sold to certain Buyers an additional 2,500 shares of Series A Preferred Stock and additional Warrants to purchase up to 107,544 shares of Common Stock for aggregate proceeds of approximately $2.0 million. The purchase price for the securities sold at such Additional Closings under the Preferred Stock Purchase Agreement was paid in cash.

We intend to use the net proceeds from the Private Placement and the Additional Closings for working capital and general corporate purposes.

Senior Secured Notes Financing

On March 18, 2026, we entered into a Securities Purchase Agreement (the “March Note Purchase Agreement”) with certain accredited investors (the “Buyers”), pursuant to which the Company agreed to issue and sell to the Buyers senior secured promissory notes (the "Notes") in the aggregate original principal amount of $3,750,000 for an aggregate purchase price of $2,625,000, reflecting an original issue discount of approximately 30%.

The Notes do not bear interest unless an Event of Default (as defined therein) has occurred, in which case interest accrues at a rate of 14% per annum. The Notes mature on the six-month anniversary of the original issuance date, subject to extension at the option of each Buyer in the event that an Event of Default has occurred. In addition, if we or any of our subsidiaries consummate a subsequent placement of securities, each Buyer may elect to exchange all or any portion of the then outstanding principal amount of its Note into the securities being issued in such subsequent placement, with the aggregate amount of such securities valued at 120% of the exchanged principal amount.

In connection with the March Note Purchase Agreement, we entered into a Security and Pledge Agreement (the "Security Agreement," and together with the March Note Purchase Agreement, the Notes, and the Guaranties (as defined below), the "Transaction Documents") in favor of the collateral agent (the "Collateral Agent") for the benefit of the Buyers. Pursuant to the Security Agreement, the Grantors granted to the Collateral Agent a first priority perfected security interest in all of our existing and future assets and our direct and indirect subsidiaries, including a pledge of all of the capital stock of each subsidiary, as security for our obligations under the Transaction Documents.

In connection with the Security Agreement, we also entered into an Intellectual Property Security Agreement (the "IP Security Agreement"), pursuant to which the Grantors granted to the Collateral Agent a continuing security interest in certain of their intellectual property, as additional collateral security for the obligations under the Transaction Documents. In addition, each of our subsidiaries executed and delivered guaranties in favor of the Collateral Agent, for the benefit of the Buyers, pursuant to which each such subsidiary unconditionally and irrevocably guaranteed the payment and performance of all of our obligations under the March Note Purchase Agreement, the Notes, and the other Transaction Documents.

Settlement Agreement with Noteholder

On March 18, 2026, we entered into a Settlement Agreement and Release (the "Settlement Agreement") with certain holders (the "Noteholders") of a senior secured notes that we issued on October 31, 2025 (the "Notes") to resolve certain claims alleged by the Noteholders against us arising under the Notes, all of which we denied. Pursuant to the Settlement Agreement, we agreed to (i) pay the Noteholders a cash settlement payment of $300,000, (ii) repay the outstanding balance of the Notes in full, and (iii) assign, transfer, and convey to the Noteholders all of our right, title, and interest in and to certain patents and patent applications (the "Assigned Patents"). Under the terms of the Settlement Agreement, we also agreed to continue the employment of a designated employee for six months following the effective date of the Settlement Agreement to serve as a liaison and provide the Noteholders with information, assistance, and support related to the Assigned Patents. In exchange, the Noteholders agreed to terminate their liens on our assets and release us and our affiliates, officers, directors, employees, and representatives from any and all claims arising under the Notes and the related securities purchase agreement. Pursuant to the Settlement Agreement, we also granted a release in favor of the Noteholders, releasing it from any and all claims we may have had.

Waiver and Termination Agreement

In connection with the Settlement Agreements, entered into Waiver and Termination Agreements with the Holders (the "Waiver and Termination Agreements") with respect to the Prior Purchase Agreement. Pursuant to the Waiver and Termination Agreements, the Holders agreed to (i) waive compliance with the Lower Priced Issuance provision set forth in Section 4.12(c) of the Prior Purchase Agreement with respect to the sale of securities pursuant to the Prior Purchase Agreement, (ii) amend Section 4.12(c) of the Prior Purchase Agreement to reset the price threshold thereunder to $0.10 per share, and (iii) subject to our payment of the settlement payment and completion of the patent assignment contemplated by the Settlement Agreements, terminate the prohibition on our ability to engage in any Variable Rate Transaction set forth in Section 4.12(b) of the Prior Purchase Agreement.

Debt Conversion

On February 5, 2026, we entered into a debt conversion agreement (the "Debt Conversion Agreement") with SmartKem Limited, our wholly owned subsidiary, and a creditor (the "Creditor"), pursuant to which we issued to the Creditor (i) 7,702 shares of Common Stock, at an ascribed price of $2.75 per share and (ii) pre-funded warrants to purchase 6,965 shares of Common Stock, in satisfaction of approximately $2,016,821 owed to the Creditor by SmartKem Limited.

January 2026 Offering

On January 30, 2026, we entered into a securities purchase agreement with an institutional investor, pursuant to which we sold such investor 13,542 shares of Common Stock at a purchase price of $25.00 per share, and 13,677 pre-funded warrants to purchase 13,677 shares of Common Stock at a purchase price of $25.00 per pre-funded warrant and an exercise price of $0.005 per share (the "January 2026 Offering"). The January 2026 Offering closed on January 31, 2026. The shares of Common Stock and pre-funded warrants were offered pursuant to our shelf registration statement on Form S-3 (File No. 333-281608), which was declared effective by the Securities and Exchange Commission on August 22, 2024, and a related base prospectus and prospectus supplement thereunder. We received aggregate gross proceeds from the January 2026 Offering of approximately $680,500, before deducting placement agent fees and other offering expenses.

Corporate Information

We were incorporated as Parasol Investments Corporation in the State of Delaware on May 13, 2020. SmartKem Limited was incorporated under the laws of England and Wales on July 21, 2008. On February 23, 2021, we completed an exchange with SmartKem Limited and the former shareholders of SmartKem Limited (the “Exchange”) pursuant to which substantially all of the equity interests in SmartKem Limited were exchanged for shares of our common stock, and SmartKem Limited became our wholly owned subsidiary. Immediately following the Exchange, the business of SmartKem Limited became our business and we changed our name to “SmartKem, Inc.” Prior to the Exchange, Parasol Investments Corporation was a “shell” company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with no specific business plan or purpose until it began operating the business of SmartKem Limited following the closing of the Exchange.

On June 12, 2026, the Company announced that the directors of SmartKem, Ltd., a corporation organized under English law and the Company’s wholly owned subsidiary, had instructed an administrator to assist in the process of placing SmartKem, Ltd. into creditors Voluntary Liquidation, which will not impact the Company’s current operations.

Our principal executive offices are located at 3 Germay Drive, Unit 4 #1029, Wilmington, DE 19804. Our website address is www.smartkem.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Securities offered by the Selling Stockholder	Up to 30,000,000 shares of common stock that we may issue and sell to Keystone from time to time, in our sole discretion, under the Purchase Agreement.

Terms of the offering	Keystone will determine when and how it will dispose of any shares of common stock registered under this prospectus for resale.

Common stock outstanding prior to this offering	1,035,799 shares.

Common stock to be outstanding after this offering	31,035,799 shares.

Use of proceeds	We will not receive any proceeds from the resale of shares of our common stock offered by this prospectus by the Selling Stockholder. However, we may receive up to $500 million in aggregate gross proceeds under the Purchase Agreement from sales of common stock that we may elect to make to Keystone pursuant to the Purchase Agreement, if any, from time to time in our discretion.

We intend to use the net proceeds from sales, if any, under the Purchase Agreement, for general corporate purposes, including working capital and other general and administrative purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page 7 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Nasdaq Capital Markets symbol	Our common stock is listed on The Nasdaq Capital Markets under the symbol “SMTK”.

The number of shares of our common stock to be outstanding after this offering as shown above is based on 1,035,799 shares outstanding as of September 18, 2026 and excludes as of that date:

•	19,886,946 shares of common stock issuable upon conversion of outstanding Series A Preferred Stock;

•	23,802 shares of common stock issuable upon the exercise of outstanding options, having a weighted average exercise price of $283.50 per share;

•	18,909 shares of common stock available for future issuance under our 2021 Equity Incentive Plan; and

•	935,278 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted average exercise price of $45.22 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in this prospectus, together with all of the other information contained or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 8, 2026, and any updates described in our Quarterly Reports on Form 10-Q, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to this Offering

If we sell shares of our common stock under the Purchase Agreement, our existing stockholders will experience immediate dilution and, as a result, our stock price may go down.

Pursuant to the Purchase Agreement, we have agreed to sell up to $500 million, at our option and subject to certain limitations, and have obtained Stockholder Approval to issue greater than 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement in connection therewith, and to issue 10,000 shares of Series A Preferred Stock in consideration for Keystone’s commitment to enter into the Purchase Agreement. For additional details on this financing arrangement, please refer to “Keystone Capital Partners Committed Equity Financing” and “Plan of Distribution” located elsewhere in this prospectus. The sale of shares of our common stock pursuant to the Purchase Agreement will have a dilutive impact on our existing stockholders. Keystone may resell some or all of the shares we issue to it under the Purchase Agreement and such sales could cause the market price of our common stock to decline, which decline could be significant.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 30,000,000 shares being registered for resale under this Registration Statement and the 2,935,534 shares registered for resale under the Prior Registration Statement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective.

It is not possible to predict the actual number of shares of common stock we will sell under the Purchase Agreement to Keystone, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to Keystone at any time throughout the term of the Purchase Agreement. The actual number of shares of common stock that are sold to Keystone may depend based on a number of factors, including the market price of the shares of common stock during the sales period. Actual gross proceeds may be nominal, which may impact our future liquidity. Because the price per share of common stock sold to Keystone will fluctuate during the sales period, it is not currently possible to predict the number of shares of common stock that will be sold or the actual gross proceeds to be raised in connection with those sales.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Keystone. If and when we do elect to sell shares of our common stock to Keystone under the Purchase Agreement, after Keystone has acquired such shares, Keystone may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Keystone at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Keystone as a result of future sales made by us to Keystone at prices lower than the prices such investors paid for their shares.

Management will have broad discretion as to the use of the proceeds from any sales of shares we make to Keystone pursuant to the Purchase Agreement and uses may not improve our financial condition or market value.

Although we will not receive any proceeds from the offer of the shares for resale by Keystone pursuant to this prospectus, we will receive proceeds from the sale of shares of common stock to Keystone pursuant to Purchase Agreement. Because we have not designated the amount of net proceeds from the sale of shares to Keystone pursuant to the Purchase Agreement to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, in addition to historical information, certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulatory environment and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus or incorporated herein by reference.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus and any accompanying prospectus supplement under the heading “Risk Factors” and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 8, 2026 under the headings “Risk Factors” and “Business,” as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. All of the common stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. We may receive up to $500 million aggregate of gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

Our management will have broad discretion in applying any net proceeds of this offering. Until the funds are used as described above, we intend to invest any net proceeds from this offering in interest bearing, investment grade securities.

KEYSTONE CAPITAL PARTNERS COMMITTED EQUITY FINANCING

On March 30, 2026, we entered into the Purchase Agreement with Keystone, pursuant to which Keystone has agreed to purchase from us, from time to time, in our sole discretion, from and after the Commencement Date (as defined in the Purchase Agreement) and until the termination of the Purchase Agreement in accordance with the terms thereof, shares of our common stock having a total maximum aggregate purchase price of up to the lesser of (a) $500 million and (b) 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement (the "Shares"), upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement, unless Stockholder Approval (as defined in the Purchase Agreement) is obtained. Stockholder Approval was obtained on June 23, 2026.

In connection with the Purchase Agreement, we also entered into a Registration Rights Agreement with Keystone (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issued to Keystone pursuant to the Purchase Agreement (the “Registration Statement”) no later than the tenth day following our filing with the Commission of our annual report on Form 10-K for the year ended December 31, 2025.

We may, from time to time and at our sole discretion, direct Keystone to purchase shares of our common stock upon the satisfaction of certain conditions set forth in the Purchase Agreement at a purchase price per share based on the market price of our common stock at the time of sale as computed under the Purchase Agreement. There is no upper limit on the price per share that Keystone could be obligated to pay for common stock under the Purchase Agreement. We will control the timing and amount of any sales of our common stock to Keystone, and Keystone has no right to require us to sell any shares to it under the Purchase Agreement. Actual sales of shares of common stock to Keystone under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our common stock and determinations by us as to available and appropriate sources of funding for us and our operations. Keystone may not assign or transfer its rights and obligations under the Purchase Agreement.

In all cases, we may not issue or sell any shares of common stock to Keystone under the Purchase Agreement which, when aggregated with all other shares of our common stock then beneficially owned by Keystone and its affiliates, would result in Keystone beneficially owning more than 4.99% of the outstanding shares of our common stock.

Purchase of Shares under the Purchase Agreement

VWAP Purchases

Under the Purchase Agreement, on any business day selected by us where the closing sale price of our common stock is equal to or greater than $0.10, and subject to the satisfaction of certain conditions set forth in the Purchase Agreement, we may direct Keystone to purchase shares of our common stock in what we refer to as a VWAP Purchase, by delivering to Keystone a VWAP Purchase Notice (as defined in the Purchase Agreement). The aggregate committed obligation of Keystone under any single VWAP Purchase shall not exceed $5,000,000. The number of shares Keystone is required to purchase in any VWAP Purchase shall not exceed 30% of the trading volume in our common stock on Nasdaq during the applicable VWAP Purchase period on the applicable VWAP Purchase date (the "VWAP Purchase Maximum Amount"). The purchase price per share for each VWAP Purchase will be equal to the lesser of 90% of:

•	the lowest sale price of our common stock on the applicable VWAP Purchase date; and

•	the volume weighted average price of our common stock during the applicable VWAP Purchase period.

Termination Rights

We have the right to terminate the Purchase Agreement at any time after the Commencement Date (as defined in the Purchase Agreement), at no cost or penalty, upon one (1) Trading Day's prior written notice to Keystone. Keystone also has the right to terminate the Purchase Agreement upon ten (10) Trading Days' prior written notice to us under certain circumstances, including, among others, the occurrence of a material adverse effect, a fundamental transaction, or a material breach of the Purchase Agreement by us that is not cured within ten (10) Trading Days after notice thereof. The Company and Keystone may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective prior to the first Trading Day immediately following the settlement of any pending purchase that has not then fully settled in accordance with the Purchase Agreement. Neither the Company nor Keystone may assign or transfer its respective rights and obligations under the Purchase Agreement.

Effect of Performance of the Purchase Agreement on our Stockholders

All shares registered in this offering that may be issued and sold by us to Keystone under the Purchase Agreement are expected to be freely tradable. Shares registered in this offering may be sold over the term of the Purchase Agreement. The sale by Keystone of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Keystone, if any, will depend upon market conditions and other factors to be determined by us, in our sole discretion. We may ultimately decide to sell to Keystone all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Keystone, after Keystone has acquired the shares, Keystone may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Keystone by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Keystone under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Keystone may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Keystone and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Keystone to purchase up to $500 million, at our option and subject to certain limitations, and have obtained Stockholder Approval to issue greater than 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement in connection therewith, exclusive of any shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock in consideration for Keystone’s commitment to enter into the Purchase Agreement (the “Commitment Shares”). The Purchase Agreement prohibits us from issuing or selling to Keystone under the Purchase Agreement shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Keystone, would exceed 4.99% of the outstanding shares of our common stock.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by Keystone of any or all of the shares of common stock that may be issued by us to Keystone under the Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see the section titled “Keystone Capital Partners Committed Equity Financing” above. We are registering the shares of common stock pursuant to the provisions of the Registration Rights Agreement we entered into with Keystone on March 30, 2026 in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Keystone has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling stockholder” means Keystone Capital Partners, LLC.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of September 18, 2026. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 1,035,799 shares of our common stock outstanding on September 18, 2026. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined on the applicable VWAP Purchase Date, with respect to a VWAP Purchase, the number of shares that may actually be sold by the Company to Keystone Capital under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Selling Stockholder	Number of shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering		Percent of Common Stock Beneficially Owned After Offering
Keystone Capital Partners, LLC(3)	951,928	(1)	30,000,000	951,928	(2)	4.99%

(1)	This number represents 951,928 shares of common stock issuable upon conversion of Series A Preferred Stock we issued to Keystone on March 30, 2026, as Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Keystone may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Keystone’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchase of common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to Keystone to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by Keystone Capital, would cause Keystone’s beneficial ownership of our common stock to exceed the 4.99% Beneficial Ownership Cap.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus.

(3)	The business address of Keystone Capital Partners, LLC is 139 Fulton Street, Suite 412, New York, NY 10038. Keystone Capital Partners, LLC’s principal business is that of a private investor. Ranz Group, LLC, a Delaware limited liability company, is the managing member of Keystone Capital Partners, LLC and the beneficial owner of 97% of the membership interests in Keystone Capital Partners, LLC. Fredric G. Zaino is the managing member of Ranz Group, LLC and has sole voting control and investment discretion over securities beneficially owned directly by Keystone Capital, LLC and indirectly by Ranz Group, LLC. We have been advised that none of Mr. Zaino, Ranz Group, LLC or Keystone Capital Partners, LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Zaino as to beneficial ownership of the securities beneficially owned directly by Keystone Capital Partners, LLC and indirectly by Ranz Group, LLC.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus are being offered by the selling stockholder, Keystone Capital Partners. The shares may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Keystone Capital Partners, LLC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Keystone has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Keystone has informed us that each such broker-dealer will receive commissions from Keystone that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our common stock sold by the selling shareholder may be less than or in excess of customary commissions. Neither we nor the selling shareholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our common stock sold by the selling shareholder.

We know of no existing arrangements between the selling shareholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling shareholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling shareholder, any compensation paid by the selling shareholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our common stock covered by this prospectus by the selling shareholder. As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we have issued to Keystone 10,000 shares of the Company’s Series A Preferred Stock as Commitment Shares in accordance with the Purchase Agreement. We have also paid to Keystone $35,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by Keystone, including the legal fees and disbursements of Keystone’s legal counsel, in connection with its due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreement.

We also have agreed to indemnify Keystone and certain other persons against certain liabilities in connection with the offering of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Keystone has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Keystone specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $200,000.

Keystone has represented to us that at no time prior to the date of the Purchase Agreement has Keystone or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Keystone has agreed that during the term of the Purchase Agreement, neither Keystone, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the selling shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of our common stock offered by this prospectus have been sold by the selling shareholder.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “SMTK”.

LEGAL MATTERS

Meister Seelig & Schuster PLLC, New York, New York, will pass upon the validity of the shares of our common stock offered hereby. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2025 and for the year then ended, incorporated by reference herein have been so incorporated in reliance on the report of CBIZ CPAs P.C., an independent registered public accounting firm  (which report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in our annual report on Form 10-K for the year ended December 31, 2025, incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2024 and for the year then ended, incorporated by reference herein have been so incorporated in reliance on the report of Marcum, LLP, an independent registered public accounting firm  (which report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in our annual report on Form 10-K for the year ended December 31, 2025, incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents By Reference” are also available on our website, www.smartkem.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus is part of the registration statement, however the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

●	our Current Reports on Form 8-K filed with the Commission on January 6, 2026, January 15, 2026, January 30, 2026, February 6, 2026, February 13, 2026, March 11, 2026, March 19, 2026, March 26, 2026, March 31, 2026, April 17, 2026, April 22, 2026, April 23, 2026, April 29, 2026, June 12, 2026, June 26, 2026 (two Current Reports on Form 8-K), July 21, 2026, July 27, 2026, August 3, 2026, August 19, 2026, August 21, 2026, September 4, 2026, and September 14, 2026 (other than any portions thereof deemed furnished and not filed);

●	Quarterly Report on Form 10-Q for the three-month period ended June 30, 2026 filed with the SEC on August 14, 2026;

●	Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 8, 2026; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 30, 2024 as updated by the Description of Securities set forth on Exhibit 4.4 to our Annual Report on Form 10-K filed with the Commission on March 31, 2025, including any amendments or reports filed for the purpose of updating such description

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

SmartKem, Inc.

3 Germay Drive, Unit 4 #1029

Wilmington, DE 19804

You also may access these filings on our website at http://www. smartkem.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the Company. All of such fees and expenses, except for the SEC registration fee and the FINRA filing fee, are estimated:

SEC registration fee	$9,698.76
Legal fees and expenses	10,500
Printing fees and expenses	5,000
Accounting fees and expenses	12,500
Miscellaneous fees and expenses	5,000
Total	$42,698.76

Item 15. Indemnification of Officers and Directors.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of SmartKem shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL.

Item 16. Exhibits.

a) Exhibits.

Exhibit No.	Description
2.1*	Share Exchange Agreement, dated as of February 23, 2021, among the Registrant, SmartKem Limited and the shareholders of SmartKem Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2025)
3.2	Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
3.3	Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of SmartKem, Inc., filed with the Secretary of State of the State of Delaware on March 30, 2026 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
4.1	Form of Registration Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
4.2	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
4.3	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
4.4	Description of Securities (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K filed on March 31, 2025)
4.5	Form of Class A Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 15, 2023)
4.6	Form of Class B Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 15, 2023)
4.7	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on June 15, 2023)
4.8	Form of Class C Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 29, 2024)
4.9	Form of Pre-funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 20, 2024)
4.10	Form of Class D Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 20, 2024)
4.11	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 3, 2025)
4.12	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 30, 2026)
4.13	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 6, 2026)
4.14	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
5.1†	Opinion of Meister Seelig & Schuster as to the legality of the securities being registered
10.1#	2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
10.2#	U.K. Tax Advantaged Sub-Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
10.3*	Form of Subscription Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
10.4#	Employment Agreement, dated as of February 23, 2021, by and between the Registrant and Ian Jenks (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on February 24, 2021)

10.5#	Employment Agreement, dated as of February 23, 2021, by and between SmartKem Limited and Simon Ogier (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
10.6#	Consultancy Agreement, dated as of February 23, 2021, by and between SmartKem Limited and B Brown Consultants Ltd. (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
10.7	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
10.8	Form of Pre-Exchange Indemnity Agreement (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
10.9	Letter Agreement, dated as of February 23, 2021, among the Registrant and Octopus Titan VCT plc and certain related parties (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
10.10	Subscription Agreement, dated January 27, 2022, by and between the Company and the Purchasers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 27, 2022)
10.11	Registration Rights Agreement, dated January 27, 2022, by and between the Company and the Purchasers (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 27, 2022)
10.12* **	Renewal Lease by Reference of Lease of The Whole of the 8th Floor, Hexagon Tower, Manchester, M9 8GP, dated April 12, 2022, between AG Hexagon BV and SmartKem Limited (incorporated by reference to Exhibit 10.3 on the Company’s Quarterly Report on Form 10-Q filed on May 13, 2022)
10.13#	Employment Agreement, dated as of December 14, 2022, by and between the Registrant and Barbra Keck (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed on March 30, 2023)
10.14	Form of Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 15, 2023)
10.15	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 15, 2023)
10.16*	Technical Service Agreement, dated July 1, 2023, by and between SmartKem Limited and Industrial Technology Research Institute (incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-1 filed on July 24, 2023)
10.17#	Amendment to the 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 28, 2023)
10.18	Form of Consent Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 29, 2024)
10.19	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 29, 2024)
10.20	Framework Supply Agreement, dated March 22, 2024, by and between SmartKem Limited and CPI Innovation Services Limited (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed on March 27, 2024)
10.21*	Joint Development Agreement, dated July 26, 2024, by and between SmartKem Limited and Shanghai Chip Foundation Semiconductor Technology Co., Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2024)
10.22**	Collaboration Agreement, dated November 19, 2024, by and between SmartKem Limited and AUO (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 25, 2024)
10.23**	Collaboration Agreement, dated December 2, 2024, by and between SmartKem Limited and Flexible Integrated Circuits, SL (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 5, 2024)
10.24	Consent and Amendment Agreement, dated December 17, 2024, by and among SmartKem, Inc. and the holders party thereto(incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 18, 2024)
10.25	General Release, dated December 17, 2024, by and between SmartKem, Inc. and Hewlett Fund LP (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 18, 2024)

10.26	Placement Agency Agreement, dated December 18, 2024, by and between SmartKem, Inc. and Craig-Hallum Capital Group LLC (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on December 20, 2024)
10.27	Form of Securities Purchase Agreement, dated December 18, 2024, by and among SmartKem, Inc. and the purchasers party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 20, 2024)
10.28	Form of Securities Purchase Agreement, dated December 18, 2024, by and among the Company and the purchasers party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 20, 2024)
10.29	Form of Registration Rights Agreement, dated December 18, 2024, by and among the Company and the parties thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 20, 2024)
10.30#	Employment Agreement, dated as of March 10, 2025, by and between SmartKem Limited and Jonathan Watkins (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 10, 2025)
10.31**	Letter of Variation, dated March 28, 2025, by and between SmartKem Limited and CPI Innovation Services Limited (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K filed on March 31, 2025)
10.32*	License of Office Space, dated March 28, 2025, by and between SmartKem Limited and CPI Innovation Services Limited (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed on March 31, 2025)
10.33	Amendment to the 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 28, 2025)
10.34	Letter of Variation, dated June 1, 2025, by and between SmartKem Limited and CPI Innovation Services Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 4, 2025)
10.35	Letter of Variation, dated June 19, 2025, by and between SmartKem Limited and CPI Innovation Services Limited. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 24, 2025)
10.36	Lease of The Whole of the 8th Floor, Hexagon Tower, Manchester, M9 8GP, dated May 22, 2025, between AG Hexagon BV and SmartKem Limited (incorporated by reference to Exhibit 10.4 on the Company’s Quarterly Report on Form 10-Q filed on August 12, 2025)
10.37	Amendment No. 1 to Employment Agreement, dated September 3, 2025, by and between SmartKem, Inc. and Ian Jenks (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 5, 2025)
10.38	Amendment Agreement, dated October 13, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 14, 2025)
10.39	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 3, 2025)
10.40	Form of Senior Secured Note (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 3, 2025)
10.41	Security Agreement, dated October 31, 2025, by and between SmartKem, Inc. and The Hewlett Fund LP, as collateral agent (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on November 3, 2025)
10.42	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 30, 2026)
10.43	Form of Debt Conversion Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 6, 2026)
10.44	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 19, 2026)
10.45	Form of Senior Secured Promissory Note (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 19, 2026)
10.46	Form of Security and Pledge Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 19, 2026)
10.47	Form of Guaranty (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on March 19, 2026)

10.48	Form of Intellectual Property Security Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on March 19, 2026)
10.49	Form of Settlement Agreement and Release (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on March 19, 2026)
10.50	Form of Intellectual Property Assignment Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on March 19, 2026)
10.51	Form of Waiver and Termination Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on March 19, 2026)
10.52	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 26, 2026)
10.53	Form of Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.54	Form of Preferred Stock Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.55	Common Stock Purchase Agreement, dated March 27, 2026, by and between SmartKem, Inc. and the investor signatory thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.56	Registration Rights Agreement, dated March 27, 2026, by and between SmartKem, Inc. and the investor signatory thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.57	Amendment No. 1 to Preferred Stock Purchase Agreement, dated July 16, 2026 (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 21, 2026)
10.6	Business Combination Agreement, dated August 3, 2026, by and among the Company, Ferrox Critical Minerals, Ltd., and SMTK Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed August 3, 2026)
23.1†	Consent of Marcum LLP, independent registered public accounting firm (Marcum LLP, New York, USA, PCAOB ID # 688)
23.2†	Consent of CBIZ CPAs P.C., independent registered public accounting firm (CBIZ CPAs P.C., New York, USA. PCAOB ID #199)
23.3†	Consent of Meister Seelig & Schuster PLLC (included in Exhibit 5.1)
24.1†	Power of Attorney (included on signature page hereof)
107†	Filing Fee Table

*	Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally a copy of any of the omitted schedules and exhibits to the SEC on a confidential basis upon request.

†	Filed herewith.

#	Indicates management contract or compensatory plan.

**	Portions of the exhibit, marked by brackets, have been omitted because the omitted information (i) is not material and (ii) is of the type the registrant customarily and actually treats as private or confidential. The Registrant hereby undertakes to furnish supplementally a copy of any of the omitted schedules and exhibits to the SEC on a confidential basis upon request.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware, on September 18 2026.

SMARTKEM, INC.

By:	/s/ Ian Jenks
Ian Jenks
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of SmartKem, Inc., hereby severally constitute and appoint Barbra C. Keck, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Ian Jenks	Chairman of the Board, Chief Executive Officer and President	September 18, 2026
Ian Jenks	(Principal Executive Officer)

/s/ Barbra C. Keck	Chief Financial Officer	September 18, 2026
Barbra C. Keck	(Principal Financial and Accounting Officer)

/s/ Klaas de Boer	Director	September 18, 2026
Klaas de Boer

/s/ Steven DenBaars, Ph.D.	Director	September 18, 2026
Steven DenBaars, Ph.D.

/s/ Melisa Denis	Director	September 18, 2026
Melisa Denis

/s/ Sriram Peruvemba	Director	September 18, 2026
Sriram Peruvemba